March 21, 2013

Vedder Price P.C.

222 North LaSalle Street

Chicago, Illinois 60601

Nuveen Municipal High Income Opportunity Fund

333 West Wacker Drive

Chicago, IL 60606

RE:  Nuveen Municipal High Income Opportunity Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen Municipal High Income Opportunity Fund, a Massachusetts business trust (the “Acquiring Fund”), in connection with the pre-effective amendment to the Acquiring Fund’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 21, 2013 (the “Registration Statement”), with respect to the Acquiring Fund’s common shares of beneficial interest, $.01 par value per share (the “Acquiring Fund Common Shares”) to be issued in exchange for the assets of Nuveen Municipal High Income Opportunity Fund 2, a Massachusetts business trust (the “Target Fund”), as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Acquiring Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)    a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Acquiring Fund;

(b)    a copy of the Acquiring Fund’s Declaration of Trust, dated October 8, 2003, as filed with the office of the Secretary of the Commonwealth of Massachusetts on October 9, 2003, and as amended and restated on October 15, 2003 and filed with the office of the Secretary of the Commonwealth of Massachusetts on October 16, 2003 (as so amended, the “Declaration”);

(c)    a copy, as filed with the Secretary of the Commonwealth of Massachusetts on December 20, 2012, of the Acquiring Fund’s Statement Establishing and Fixing the Rights and Preferences of Variable Rate MuniFund Term Preferred Shares with respect to the Acquiring Fund’s Variable Rate MuniFund Term Preferred Shares, Series 2016 (the “VMTP Statement”);

Vedder Price P.C

Nuveen Municipal High Income Opportunity Fund

March 21, 2013

(d)    a certificate of the Secretary of the Acquiring Fund, certifying as to, and attaching copies of, the Acquiring Fund’s Declaration, the VMTP Statement, the Acquiring Fund’s By-Laws as currently in effect (the “By-Laws”), and the resolutions adopted by the Acquiring Fund’s Board of Trustees at a meeting held on December 13, 2012 (the “Resolutions”) and certain other matters;

(e)    a printer’s proof of the Registration Statement received on March 20, 2013; and

(f)    a copy of the Agreement and Plan of Reorganization by and between the Acquiring Fund and the Target Fund providing for (a) the acquisition by the Acquiring Fund of substantially all of the assets and substantially all of the liabilities of the Target Fund in exchange for the Acquiring Fund’s Common Shares and VMTP Shares , (b) the pro rata distribution of such shares to the holders of the shares of the Target Fund and (c) the subsequent termination of the Target Fund, in the form included as Appendix B to the combined Proxy Statement/Prospectus included in the draft Registration Statement referred to in subparagraph (e) above (the “Agreement and Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. [We note that the resolutions of the Board of Trustees of the Acquiring Fund adopted on December 13, 2012, as attached to the certificate referenced in subparagraph (d) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the resolutions will be finalized and incorporated into minutes of such meeting and approved by the Acquiring Fund’s Trustees, prior to the issuance of the Acquiring Fund Shares, in substantially the form attached to such certificate. We have also assumed for the purposes of this opinion that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (e) above; (ii) the number of Common Shares to be issued will not exceed the amount of such Shares needed to consummate the Reorganization; (iii) the Agreement and Plan

Vedder Price P.C

Nuveen Municipal High Income Opportunity Fund

March 21, 2013

and the issuance of the Acquiring Fund’s Common Shares will have been approved by the requisite vote of the shareholders of the Acquiring Fund and the Target Fund as is set forth in the Registration Statement; (iv) any other consents or approvals required for the Reorganization will have been received; (v) the Declaration, the Resolutions, and the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Fund Common Shares and (vi) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Acquiring Fund Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Acquiring Fund’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “Act”), or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Acquiring Fund with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Acquiring Fund’s Common Shares, when issued and sold in accordance with the Acquiring Fund’s Declaration and the Resolutions and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours, /s/ BINGHAM McCUTCHEN LLP